Exhibit 1-2

                   FIRSTENERGY FACILITIES SERVICES GROUP, LLC
                     Consolidated Balance Sheet (Unaudited)
                                  June 30, 2004
                   -------------------------------------------
                                 (In Thousands)

ASSETS

CURRENT ASSETS:
    Cash and cash equivalents                                     $   9,837
    Receivables:
      Associated companies                                                -
      Other                                                          93,828
    Material and supplies                                             8,051
    Prepayments and other                                               988
                                                                   --------
                                                                    112,704
                                                                   --------

INVESTMENTS:
    Nonutility property, net                                         24,314
    Other                                                               746
                                                                   --------
                                                                     25,060
                                                                   --------

DEFERRED CHARGES:
    Goodwill                                                         36,471
    Accumulated deferred income tax benefits                         28,800
    Other                                                                 4
                                                                   --------
                                                                     65,275
                                                                   --------

         TOTAL ASSETS                                             $ 203,039
                                                                   ========


LIABILITIES & CAPITALIZATION

CURRENT LIABILITIES:
    Currently payable long-term debt                              $     497
    Short-term borrowings                                                 -
    Notes payable to associated companies                             4,408
    Notes payable other                                               2,911
    Accounts payable
      Other                                                          41,266
      Associated companies                                              549
    Accrued taxes                                                     3,496
    Other                                                            15,523
                                                                   --------
                                                                     68,650
                                                                   --------

CAPITALIZATION:
    Common stockholder's equity                                     127,130
    Long-term debt                                                    7,259
                                                                   --------
                                                                    134,389
                                                                   --------


         TOTAL LIABILITIES & CAPITALIZATION                       $ 203,039
                                                                   ========


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                                                                    Exhibit 1-2


                   FIRSTENERGY FACILITIES SERVICES GROUP, LLC
                Consolidated Statement of Operations (Unaudited)
                -------------------------------------------------
                                 (In Thousands)


                                               Three Months      Six Months
                                                  Ended             Ended
                                               June 30, 2004    June 30, 2004
                                               -------------    -------------


Revenues                                          $ 97,036         $182,008

Cost of revenues                                    85,486          162,033
                                                   -------          -------

Gross margin                                        11,550           19,975

Selling, general and administrative
    expenses                                         7,276           17,616
Depreciation                                         1,146            2,333
                                                   -------          -------
                                                     3,128               26

Goodwill impairment                                      -                -
Purchase agreement incentive plans                      34               67
                                                   -------          -------

Operating income/(loss)                              3,094              (41)

Interest income                                         30              125
Interest expense                                      (260)            (450)
Gain on sale of fixed assets                           501              523
Other income/(expense), net                         (1,323)              88
                                                   -------          -------
Total other income/(expense)                        (1,052)             286
                                                   -------          -------

Income before income taxes                           2,042              245

Income tax/(benefit)                                   585             (141)
                                                   -------          -------

Net income                                        $  1,457         $    386
                                                   =======          =======